Filed pursuant to Rule 424(b)(3)
Registration No. 333-266101

PROSPECTUS SUPPLEMENT NO. 1

(to the Prospectus dated July 17, 2023)

Polestar Automotive Holding UK PLC

UP TO 2,203,977,609 CLASS A ADSs,

UP TO 24,999,965 CLASS A ADSs ISSUABLE UPON

CONVERSION OF CLASS C ADSs AND

UP TO 9,000,000 CLASS C-2 ADSs

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Polestar Automotive Holding UK PLC (the “Company”), dated July 17, 2023 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-3 (Registration No. 333-266101), related to the offer and sale from time to time by the selling securityholders named in the Prospectus of up to (a) 2,228,977,574 Class A ADSs and (b) 9,000,000 Class C-2 ADSs. This Supplement No. 1 supplements, modifies or supersedes certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement No. 1. Except to the extent that the information in this Supplement No. 1 modifies or supersedes the information contained in the Prospectus, this Supplement No. 1 should be read, and will be delivered, with the Prospectus. This Supplement No. 1 is not complete without, and may not be utilized except in connection with, the Prospectus.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Supplement No. 1 is to amend the information set forth in the table under the heading “Selling Securityholders” in the Prospectus as follows:

(i)	Addition of the following line items and corresponding footnotes below:

	Securities Beneficially Owned Prior to This Offering						Securities to be Sold in This Offering				Securities Beneficially Owned After This Offering
Name of Selling Securityholders	Class A ADS	Percentage of Class A ADSs#	Class B ADS	Percentage of Class B ADSs	Class C ADS	Percentage of Class C ADSs	Class A ADS	Percentage of Class A ADSs##	Class C ADS	Percentage of Class C ADSs	Class A ADS	%	Class C ADS	%
Chow Hoi Fan Danny (76)	99,953	*	—	—	—	—	99,953	*	—	—	—	—	—	—
Sun Yan(77)	299,860	*	—	—	—	—	299,860	*	—	—	—	—	—	—
Kelly Prehn(78)	119,945	*	—	—	—	—	119,945	*	—	—	—	—	—	—
Richard Loretan(79)	94,053	*	—	—	—	—	94,053	*	—	—	—	—	—	—
Roth Markus Josef and Song Ling Yan Helen(80)	359,832	*	—	—	—	—	359,832	*	—	—	—	—	—	—
Bright Moral Group Limited(81)	250,854	*	—	—	—	—	250,854	*	—	—	—	—	—	—

	Securities Beneficially Owned Prior to This Offering						Securities to be Sold in This Offering				Securities Beneficially Owned After This Offering
Name of Selling Securityholders	Class A ADS	Percentage of Class A ADSs#	Class B ADS	Percentage of Class B ADSs	Class C ADS	Percentage of Class C ADSs	Class A ADS	Percentage of Class A ADSs##	Class C ADS	Percentage of Class C ADSs	Class A ADS	%	Class C ADS	%
Manuel Rodolphe Garcia(82)	50,171	*		—		—	50,171	*		—
Pierre-Alain Mathier (83)	83,618	*	—	—	—	—	83,618	*	—	—	—	—	—	—
THOR S.r.l.(84)	20,905	*	—	—	—	—	20,905	*	—	—	—	—	—	—

(76)

Consists of 99,953 Class A ADSs distributed by Northpole GLY 1 LP to Chow Hoi Fan Danny in connection with the transfer of Northpole GLY 1 LP’s holdings in the Company. The business address of this Selling Securityholder is Flat B, 2/F, United Mansion, 7 Shiu Fai Terrace, Mid-levels East, Hong Kong.

(77)

Consists of 299,860 Class A ADSs distributed by Northpole GLY 1 LP to Sun Yan in connection with the transfer of Northpole GLY 1 LP’s holdings in the Company. The business address of this Selling Securityholder is Suite No. 4307, Apartment Tower, Western Side Convention Plaza, 1 Harbour Road, Wan Chai, Hong Kong.

(78)

Consists of 119,945 Class A ADSs distributed by Northpole GLY 1 LP to Kelly Prehn in connection with the transfer of Northpole GLY 1 LP’s holdings in the Company. The business address of this Selling Securityholder is 8 Mount Austin Road, Block 3 2/B, The Peak, Hong Kong.

(79)

Consists of 60,606 Class A ADSs distributed by Northpole GLY 1 LP to Richard Loretan in connection with the transfer of Northpole GLY 1 LP’s holdings in the Company and 33,447 Class A ADSs distributed by GLY New Mobility 1. LP in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. The business address of this Selling Securityholder is Schlossbergstrasse 11, 8702 Zollikon, Switzerland.

(80)

Consists of 359,832 Class A ADSs distributed by Northpole GLY 1 LP to Roth Markus Josef and Song Ling Yan Helen in connection with the transfer of Northpole GLY 1 LP’s holdings in the Company. The business address of this Selling Securityholder is 32, 3/F Repulse Bay Garden, 18-40 Belleview Drive, Repulse Bay, Hong Kong.

(81)

Consists of 250,854 Class A ADSs distributed by GLY New Mobility 1. LP to Bright Moral Group Limited in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. Wong Chi Yun Allan and Wong Wendy Dick Yee are the directors of Bright Moral Group Limited and, as such, may be deemed to be the beneficial owner of the securities reported by this Selling Securityholder. The business address of this Selling Securityholder is No. 80-81, Shopping Arcade II, 2/F, Admiralty Centre, 18 Harcourt Road, Hong Kong.

(82)

Consists of 50,171 Class A ADSs distributed by GLY New Mobility 1. LP to Manuel Rodolphe Garcia in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. The business address of this Selling Securityholder is Im Zeltengut 6, 8700 Küsnacht, Switzerland.

(83)

Consists of 83,618 Class A ADSs distributed by GLY New Mobility 1. LP to Pierre-Alain Mathier in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. The business address of this Selling Securityholder is Lindenbergstr. 4, 8700 Kuesnacht, ZH, Switzerland.

(84)

Consists of 20,905 Class A ADSs distributed by GLY new Mobility 1. LP to THOR S.r.l. in connection with the transfer of GLY New Mobility 1. LP’s holdings in the Company. Davide Barberis is the sole director of THOR S.r.l. and, as such, may be deemed to be the beneficial owner of the securities reported by this Selling Securityholder. The business address of this Selling Securityholder is Via Real Collegio 6, Moncalieri, Italy.

(ii)	Revision of the following line items and corresponding footnotes:

	Securities Beneficially Owned Prior to This Offering						Securities to be Sold in This Offering					Securities Beneficially Owned After This Offering
Name of Selling Securityholders	Class A ADS	Percentage of Class A ADSs#	Class B ADS	Percentage of Class B ADSs	Class C ADS	Percentage of Class C ADSs	Class A ADS		Percentage of Class A ADSs##	Class C ADS	Percentage of Class C ADSs	Class A ADS	%	Class C ADS	%
Northpole GLY 1 LP(41)	5,166,464	*	—	—	—	—	6,951,679	(42)	*	—	—	—	—	—	—
GLY New Mobility 1. LP(43)	11,667,519	*	—	—	—	—	12,783,278	(44)	*	—	—	—	—	—	—

(41)

Consists of 5,166,464 Class A ADSs issued to and held by Northpole GLY 1 LP in connection with the liquidation of Former Parent and subsequent distribution of certain of Northpole GLY 1 LP’s holdings to its limited partners. Northpole GLY 1 LP is managed by Northpole GLY GPl, its General Partner. Geely Financials owns approximately 86.0% of GLy Capital Management Partners (Cayman) Limited, which controls Northpole GLY GPI. (i) Geely Financials is 100% owned by Geely Sweden, (ii) Geely Sweden is 100% owned by Shanghai Geely, (iii) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan and 39.04% owned by Geely, (iv) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng, (v) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vi) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by Northpole GLY 1 LP. Shufu Li disclaims any beneficial ownership of the securities reported by Northpole GLY 1 LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 12F H Code, 45 Pottinger St, Central, Hong Kong. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(42)	Assumes the issuance of 1,785,215 Earn Out Class A Shares to this Selling Securityholder.
(43)

Consists of 11,667,519 Class A ADSs issued to, and held by, GLY New Mobility 1. LP in connection with the liquidation of Parent and subsequent distribution of certain of GLY New Mobility 1. LP’s holdings to its limited partners. GLY New Mobility 1. LP is managed by GLY New Mobility GPl, its General Partner. Geely Financials International Limited (“Geely Financials”) owns approximately 86.0% of GLy Capital Management Partners (Cayman) Limited, which controls GLY New Mobility GPl. (i) Geely Financials is 100% owned by Geely Sweden, (ii) Geely Sweden is 100% owned by Shanghai Geely Zhaoyuan International Investment Co., Ltd (“Shanghai Geely”), (iii) Shanghai Geely is 60.96% owned by Beijing Geely Wanyuan International Investment Co. Ltd (“Beijing Geely Wanyuan”) and 39.04% owned by Geely, (iv) Beijing Geely Wanyuan is 100% owned by Beijing Geely Kaisheng International Investment Co., Ltd. (“Beijing Geely Kaisheng”), (v) Beijing Geely Kaisheng is 100% owned by Zhejiang Geely, and (vi) Geely is 91.9% owned by Shufu Li. Therefore, Shufu Li is deemed to have voting and dispositive power with respect to the Class A ADSs directly held by GLY New Mobility 1. LP. Shufu Li disclaims any beneficial ownership of the securities reported by GLY New Mobility 1. LP other than to the extent of any pecuniary interest he may have therein, directly or indirectly. The business address of this Selling Securityholder is 12F H Code, 45 Pottinger St, Central, Hong Kong. The business address of Li Shufu is Room 303, Building 12, No. 980 Mingzhou Road, Xinqi Street, Beilun District, Ningbo, Zhejiang, China.

(44)	Assumes the issuance of 1,115,759 Earn Out Class A Shares to this Selling Securityholder.

We may further amend or supplement the Prospectus and this Supplement No. 1 from time to time by filing amendments or supplements as required. You should read the entire Prospectus, including information incorporated by reference therein, this Supplement No. 1 and any amendments or supplements carefully before you make your investment decision.

Our Class A ADSs and Class C-1 ADSs are listed on the Nasdaq Stock Market LLC (“Nasdaq”), under the trading symbols “PSNY” and “PSNYW,” respectively. On August 14, 2023, the closing price for our Class A ADSs on Nasdaq was $4.01. On August 14, 2023, the closing price for our Class C-1 ADSs on Nasdaq was $0.62.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, as well as the other parts of the Prospectus, information incorporated by reference therein and any prospectus supplement or amendment thereto, before you make an investment in our securities.

Neither the SEC nor any state or foreign securities commission has approved or disapproved of the securities to which the Prospectus or any supplement thereto relate, or determined if this Supplement No. 1 or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement No. 1 is dated August 15, 2023